Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 3,508,318.05	0.0001381	$ 484.50
Fees Previously Paid
	Total Transaction Valuation:	$ 3,508,318.05
	Total Fees Due for Filing:			$ 484.50
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 484.50
Offering Note
[1]	(1) Estimated solely for purposes of calculating the filing fee, based on the cash consideration to be received by the registrant's shareholders in consideration for the transaction converted into United States dollars at an exchange rate of $0.71 per Cdn$1.00 Canadian dollar as computed in accordance with Rule 0-11 (Silcrow 240.0-11(c)(2)) of the Securities Exchange Act of 1934, as amended. (2) In accordance with Section 14(g) of the Exchange Act, the filing fee was calculated by multiplying the aggregate consideration to be received by the registrant determined as described in footnote (1) above by 0.00013810.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A